Exhibit 99.1
United Rentals, Inc.
100 First Stamford Place
Suite 700
Stamford, CT 06902
Telephone: 203 622 3131
Fax: 203 622 6080
unitedrentals.com

United Rentals Announces First Quarter 2015 Results
Updates Full Year Outlook

STAMFORD, Conn. – April 21, 2015 – United Rentals, Inc. (NYSE: URI) today announced financial results for the first quarter 2015. Total revenue was $1.315 billion and rental revenue was $1.125 billion, compared with $1.178 billion and $1.005 billion, respectively, for the same period last year1. On a GAAP basis, the company reported first quarter net income of $115 million, or $1.16 per diluted share, compared with $60 million, or $0.56 per diluted share, for the same period last year2.

Adjusted EPS3 for the quarter was $1.34 per diluted share, compared with $0.90 per diluted share for the same period last year. Adjusted EBITDA4 was $602 million and adjusted EBITDA margin was a first quarter company record 45.8%, an increase of $83 million and 170 basis points, respectively, from the same period last year.

First Quarter 2015 Highlights

•
Rental revenue (which includes owned equipment rental revenue, re-rent revenue and ancillary items) increased 11.9% year-over-year. Within rental revenue, owned equipment rental revenue increased 12.0%, reflecting year-over-year increases of 8.1% in the volume of equipment on rent and 2.9% in rental rates. Excluding the impact of the National Pump acquisition, rental revenue increased 7.3% year-over-year.

•	Return on invested capital was 9.0% for the 12 months ended March 31, 2015, an increase of 1.2 percentage points from the 12 months ended March 31, 2014.

•
Time utilization decreased 40 basis points year-over-year to 64.2%. The locations from the National Pump acquisition experienced volume and pricing pressure associated with upstream oil and gas customers, which was a primary driver of the time utilization decrease. Excluding the impact of the National Pump acquisition, time utilization was 64.5%.

•	The company generated $116 million of proceeds from used equipment sales at an adjusted gross margin of 50.9%, compared with $110 million and 49.1% for the same period last year.[5]

•	Flow-through, which represents the year-over-year change in adjusted EBITDA divided by the year-over-year change in total revenue, was 60.6% for the quarter.
_______________

1.
On April 1, 2014, the company acquired certain assets of the following four entities: National Pump & Compressor, Ltd., Canadian Pump and Compressor Ltd., GulfCo Industrial Equipment, LP and LD Services, LLC (collectively “National Pump”). National Pump is included in the company's results subsequent to the acquisition date.

2.	GAAP net income and diluted earnings per share for the first quarter 2015 include an after-tax merger benefit of $17 million, or $0.17 per diluted share, associated with the National Pump acquisition.

3.
Adjusted EPS is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) impact on interest expense related to fair value adjustment of acquired RSC indebtedness; (iv) impact on depreciation related to acquired RSC fleet and property and equipment; (v) impact of the fair value mark-up of acquired RSC fleet; (vi) merger related intangible asset amortization and (vii) loss on repurchase/redemption of debt securities and amendment of ABL facility. See table below for amounts.

4.
Adjusted EBITDA is a non-GAAP measure that excludes the impact of the following special items: (i) merger related costs; (ii) restructuring charge; (iii) impact of the fair-value mark up of acquired RSC fleet and (iv) stock compensation expense, net. See table below for amounts.

5.	Used equipment sales adjusted gross margin excludes the impact of the fair value mark-up of acquired RSC fleet that was sold.

CEO Comments

Michael Kneeland, chief executive officer of United Rentals, said, "We turned in a solid first quarter, with record revenue, EBITDA and ROIC. The year has had some early headwinds, including a decline in upstream oil and gas activity, a harsh winter, and the adverse currency impact of a strong U.S. dollar. We've offset these pressures by redistributing underutilized fleet to areas of higher demand. An improving rental landscape, and the strong performance of our power and trench specialty lines, helped drive our 12% increase in rental revenue."

Kneeland continued, "Looking to the rest of the year, we expect a continued rebound in construction activity, along with our usual seasonal uptick. We also expect secular penetration to continue. We're investing in our sales force, and we plan to open about 18 specialty rental branches this year. Our employees are excited to deliver a level of service that sets us apart in this environment."

2015 Outlook

The company has updated its full year outlook as follows:

	Prior Outlook	Current Outlook
Total revenue	$6.0 billion to $6.2 billion	$6.0 billion to $6.1 billion
Adjusted EBITDA	$2.95 billion to $3.05 billion	$2.95 billion to $3.00 billion
Increase in rental rates (year-over-year)	Approximately 3.5%	Approximately 3.0%
Time utilization	Approximately 69.0%	Unchanged
Net rental capital expenditures after gross purchases	Approximately $1.2 billion, after gross purchases of approximately $1.7 billion	Unchanged
Free cash flow (excluding the impact of merger and restructuring related costs)	$725 million to $775 million	Unchanged

Free Cash Flow and Fleet Size

For the first quarter 2015, free cash flow was $450 million, after total rental and non-rental gross capital expenditures of $345 million. By comparison, free cash flow for the first quarter 2014 was $278 million after total rental and non-rental gross capital expenditures of $351 million.6
The size of the rental fleet was $8.39 billion of original equipment cost at March 31, 2015, compared with $8.44 billion at December 31, 2014. The age of the rental fleet was 43.3 months on an OEC-weighted basis at March 31, 2015, compared with 43.0 months at December 31, 2014.

Share Repurchase Program

During the first quarter 2015, the company repurchased $316 million of common stock as part of the $750 million share repurchase program that was announced in December 2014. The company expects to complete the program within 18 months of the December 2014 announcement.
_______________

6.	Free cash flow for the first quarter 2015 and 2014 includes aggregate merger and restructuring related payments of $1 million and $4 million, respectively.

Return on Invested Capital (ROIC)

Return on invested capital was 9.0% for the 12 months ended March 31, 2015, an increase of 1.2 percentage points from the 12 months ended March 31, 2014. The company’s ROIC metric uses after-tax operating income for the trailing 12 months divided by average stockholders’ equity (deficit), debt and deferred taxes, net of average cash. To mitigate the volatility related to fluctuations in the company’s tax rate from period to period, the federal statutory tax rate of 35% is used to calculate after-tax operating income.7

Conference Call

United Rentals will hold a conference call tomorrow, Wednesday, April 22, 2015, at 11:00 a.m. Eastern Time. The conference call number is 866-835-8906. The conference call will also be available live by audio webcast at unitedrentals.com, where it will be archived until the next earnings call. The replay number for the call is 703-925-2533, passcode is 1655031.

Non-GAAP Measures

Free cash flow, earnings before interest, taxes, depreciation and amortization (EBITDA), adjusted EBITDA, and adjusted earnings per share (adjusted EPS) are non-GAAP financial measures as defined under the rules of the SEC. Free cash flow represents net cash provided by operating activities, less purchases of rental and non-rental equipment plus proceeds from sales of rental and non-rental equipment. EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. Adjusted EPS represents EPS plus the sum of the merger related costs, restructuring charge, the impact on interest expense related to the fair value adjustment of acquired RSC indebtedness, the impact on depreciation related to acquired RSC fleet and property and equipment, the impact of the fair value mark-up of acquired RSC fleet, merger related intangible asset amortization and the loss on repurchase/redemption of debt securities and amendment of ABL facility. The company believes that: (i) free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements; (ii) EBITDA and adjusted EBITDA provide useful information about operating performance and period-over-period growth; and (iii) adjusted EPS provides useful information concerning future profitability. However, none of these measures should be considered as alternatives to net income, cash flows from operating activities or earnings per share under GAAP as indicators of operating performance or liquidity. Information reconciling forward-looking free cash flow and adjusted EBITDA to GAAP financial measures is unavailable to the company without unreasonable effort.

About United Rentals

United Rentals, Inc. is the largest equipment rental company in the world. The company has an integrated network of 888 rental locations in 49 states and 10 Canadian provinces. The company’s approximately 12,500 employees serve construction and industrial customers, utilities, municipalities, homeowners and others. The company offers approximately 3,300 classes of equipment for rent with a total original cost of $8.39 billion. United Rentals is a member of the Standard & Poor’s 500 Index, the Barron’s 400 Index and the Russell 3000 Index® and is headquartered in Stamford, Conn. Additional information about United Rentals is available at unitedrentals.com.
_______________

7.
When adjusting the denominator of the ROIC calculation to also exclude average goodwill, ROIC was 12.1% for the 12 months ended March 31, 2015, an increase of 1.5 percentage points from the 12 months ended March 31, 2014.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, known as the PSLRA. These statements can generally be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “seek,” “on-track,” “plan,” “project,” “forecast,” “intend” or “anticipate,” or the negative thereof or comparable terminology, or by discussions of vision, strategy or outlook. These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Factors that could cause actual results to differ materially from those projected include, but are not limited to, the following: (1) the challenges associated with past or future acquisitions, such as undiscovered liabilities, costs, integration issues and/or the inability to achieve the cost and revenue synergies expected; (2) a slowdown in the recovery of North American construction and industrial activities, which decreased during the economic downturn and significantly affected our revenues and profitability, or a slowdown in the energy sector, in general, could reduce demand for equipment and prices that we can charge; (3) our significant indebtedness, which requires us to use a substantial portion of our cash flow for debt service and can constrain our flexibility in responding to unanticipated or adverse business conditions; (4) the inability to refinance our indebtedness at terms that are favorable to us, or at all; (5) the incurrence of additional debt, which could exacerbate the risks associated with our current level of indebtedness; (6) noncompliance with covenants in our debt agreements, which could result in termination of our credit facilities and acceleration of outstanding borrowings; (7) restrictive covenants and amount of borrowings permitted under our debt agreements, which could limit our financial and operational flexibility; (8) a decrease in levels of infrastructure spending, including lower than expected government funding for stimulus-related construction projects; (9) fluctuations in the price of our common stock and inability to complete stock repurchases in the time frame and/or on the terms anticipated; (10) our rates and time utilization being less than anticipated; (11) our inability to manage credit risk adequately or to collect on contracts with customers; (12) our inability to access the capital that our business or growth plans may require; (13) the incurrence of impairment charges; (14) our dependence on distributions from subsidiaries as a result of our holding company structure and the fact that such distributions could be limited by contractual or legal restrictions; (15) an increase in our loss reserves to address business operations or other claims and any claims that exceed our established levels of reserves; (16) the incurrence of additional costs and expenses (including indemnification obligations) in connection with litigation, regulatory or investigatory matters; (17) the outcome or other potential consequences of litigation and other claims and regulatory matters relating to our business, including certain claims that our insurance may not cover; (18) the effect that certain provisions in our charter and certain debt agreements and our significant indebtedness may have of making more difficult or otherwise discouraging, delaying or deterring a takeover or other change of control of us; (19) management turnover and inability to attract and retain key personnel; (20) our costs being more than anticipated and/or the inability to realize expected savings in the amounts or time frames planned; (21) our dependence on key suppliers to obtain equipment and other supplies for our business on acceptable terms; (22) our inability to sell our new or used fleet in the amounts, or at the prices, we expect; (23) competition from existing and new competitors; (24) security breaches, cybersecurity attacks and other significant disruptions in our information technology systems; (25) the costs of complying with environmental, safety and foreign laws and regulations; (26) labor difficulties and labor-based legislation affecting our labor relations and operations generally; and (27) increases in our maintenance and replacement costs and/or decreases in the residual value of our equipment. For a more complete description of these and other possible risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2014, as well as to our subsequent filings with the SEC. The forward-looking statements contained herein speak only as of the date hereof, and we make no commitment to update or publicly release any revisions to forward-looking statements in order to reflect new information or subsequent events, circumstances or changes in expectations.

# # #

Contact:
Fred Bratman
(203) 618-7318
Cell: (917) 847-4507
fbratman@ur.com

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Equipment rentals	$1,125	$1,005
Sales of rental equipment	116	110
Sales of new equipment	33	26
Contractor supplies sales	18	19
Service and other revenues	23	18
Total revenues	1,315	1,178
Cost of revenues:
Cost of equipment rentals, excluding depreciation	444	409
Depreciation of rental equipment	235	217
Cost of rental equipment sales	64	65
Cost of new equipment sales	27	20
Cost of contractor supplies sales	12	13
Cost of service and other revenues	9	6
Total cost of revenues	791	730
Gross profit	524	448
Selling, general and administrative expenses	181	168
Merger related costs	(27)	1
Restructuring charge	1	1
Non-rental depreciation and amortization	69	60
Operating income	300	218
Interest expense, net	121	125
Other income, net	(3)	(1)
Income before provision for income taxes	182	94
Provision for income taxes	67	34
Net income	$115	$60
Diluted earnings per share	$1.16	$0.56

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In millions)

	March 31, 2015	December 31, 2014
ASSETS
Cash and cash equivalents	$257	$158
Accounts receivable, net	848	940
Inventory	81	78
Prepaid expenses and other assets	51	122
Deferred taxes	215	248
Total current assets	1,452	1,546
Rental equipment, net	5,988	6,008
Property and equipment, net	428	438
Goodwill	3,249	3,272
Other intangible assets, net	1,047	1,106
Other long-term assets	118	97
Total assets	$12,282	$12,467
LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-term debt and current maturities of long-term debt	$593	$618
Accounts payable	465	285
Accrued expenses and other liabilities	497	575
Total current liabilities	1,555	1,478
Long-term debt	7,482	7,434
Deferred taxes	1,690	1,692
Other long-term liabilities	60	65
Total liabilities	10,787	10,669
Temporary equity	1	2
Common stock	1	1
Additional paid-in capital	2,156	2,168
Retained earnings	618	503
Treasury stock	(1,118)	(802)
Accumulated other comprehensive loss	(163)	(74)
Total stockholders’ equity	1,494	1,796
Total liabilities and stockholders’ equity	$12,282	$12,467

UNITED RENTALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In millions)

	Three Months Ended
	March 31,
	2015	2014
Cash Flows From Operating Activities:
Net income	$115	$60
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	304	277
Amortization of deferred financing costs and original issue discounts	3	5
Gain on sales of rental equipment	(52)	(45)
Gain on sales of non-rental equipment	(2)	(1)
Stock compensation expense, net	14	12
Merger related costs	(27)	1
Restructuring charge	1	1
Loss on repurchase/redemption of debt securities and amendment of ABL facility	2	11
Increase in deferred taxes	39	22
Changes in operating assets and liabilities:
Decrease in accounts receivable	81	47
Increase in inventory	(4)	(32)
Decrease (increase) in prepaid expenses and other assets	18	(4)
Increase in accounts payable	184	163
Decrease in accrued expenses and other liabilities	(1)	(9)
Net cash provided by operating activities	675	508
Cash Flows From Investing Activities:
Purchases of rental equipment	(323)	(333)
Purchases of non-rental equipment	(22)	(18)
Proceeds from sales of rental equipment	116	110
Proceeds from sales of non-rental equipment	4	11
Purchases of other companies, net of cash acquired	—	(1)
Net cash used in investing activities	(225)	(231)
Cash Flows From Financing Activities:
Proceeds from debt	2,736	2,398
Payments of debt	(2,704)	(2,543)
Payments of financing costs	(24)	(20)
Proceeds from the exercise of common stock options	—	1
Common stock repurchased	(343)	(61)
Cash received in connection with the 4 percent Convertible Senior Notes and related hedge, net	—	7
Net cash used in financing activities	(335)	(218)
Effect of foreign exchange rates	(16)	(7)
Net increase in cash and cash equivalents	99	52
Cash and cash equivalents at beginning of period	158	175
Cash and cash equivalents at end of period	$257	$227
Supplemental disclosure of cash flow information:
Cash (received) paid for income taxes, net	$(35)	$9
Cash paid for interest	91	84

UNITED RENTALS, INC.
SEGMENT PERFORMANCE
($ in millions)

	Three Months Ended
	March 31,
	2015	2014	Change
General Rentals
Reportable segment equipment rentals revenue	$976	$924	5.6%
Reportable segment equipment rentals gross profit	383	344	11.3%
Reportable segment equipment rentals gross margin	39.2%	37.2%	2.0pp
Trench, Power and Pump
Reportable segment equipment rentals revenue	$149	$81	84.0%
Reportable segment equipment rentals gross profit	63	35	80.0%
Reportable segment equipment rentals gross margin	42.3%	43.2%	(0.9pp)
Total United Rentals
Total equipment rentals revenue	$1,125	$1,005	11.9%
Total equipment rentals gross profit	446	379	17.7%
Total equipment rentals gross margin	39.6%	37.7%	1.9pp

UNITED RENTALS, INC.
DILUTED EARNINGS PER SHARE CALCULATION
(In millions, except per share data)

	Three Months Ended
	March 31,
	2015	2014
Numerator:
Net income available to common stockholders	$115	$60
Denominator:
Denominator for basic earnings per share—weighted-average common shares	97.0	95.2
Effect of dilutive securities:
Employee stock options and warrants	0.3	0.4
Convertible subordinated notes—4 percent	1.2	10.2
Restricted stock units	0.6	0.6
Denominator for diluted earnings per share—adjusted weighted-average common shares	99.1	106.4
Diluted earnings per share	$1.16	$0.56

UNITED RENTALS, INC.
ADJUSTED EARNINGS PER SHARE GAAP RECONCILIATION

We define “earnings per share – adjusted” as the sum of earnings per share – GAAP, as reported plus the impact of the following special items: merger related costs, merger related intangible asset amortization, impact on rental depreciation related to acquired RSC fleet and property and equipment, impact of the fair value mark-up of acquired RSC fleet, impact on interest expense related to fair value adjustment of acquired RSC indebtedness, restructuring charge, and loss on repurchase/redemption of debt securities and amendment of ABL facility. Management believes that earnings per share - adjusted provides useful information concerning future profitability. However, earnings per share - adjusted is not a measure of financial performance under GAAP. Accordingly, earnings per share - adjusted should not be considered an alternative to GAAP earnings per share. The table below provides a reconciliation between earnings per share – GAAP, as reported, and earnings per share – adjusted.

	Three Months Ended
	March 31,
	2015	2014
Earnings per share - GAAP, as reported	$1.16	$0.56
After-tax impact of:
Merger related costs (1)	(0.17)	0.01
Merger related intangible asset amortization (2)	0.32	0.22
Impact on depreciation related to acquired RSC fleet and property and equipment (3)	(0.01)	—
Impact of the fair value mark-up of acquired RSC fleet (4)	0.04	0.05
Impact on interest expense related to fair value adjustment of acquired RSC indebtedness (5)	(0.01)	(0.01)
Restructuring charge (6)	—	0.01
Loss on repurchase/redemption of debt securities and amendment of ABL facility	0.01	0.06
Earnings per share - adjusted	$1.34	$0.90

(1)
Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition. The income for the three months ended March 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Reflects the amortization of the intangible assets acquired in the RSC and National Pump acquisitions.

(3)	Reflects the impact of extending the useful lives of equipment acquired in the RSC acquisition, net of the impact of additional depreciation associated with the fair value mark-up of such equipment.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

(5)	Reflects a reduction of interest expense associated with the fair value mark-up of debt acquired in the RSC acquisition.

(6)	Primarily reflects branch closure charges associated with the RSC acquisition and our closed restructuring program.

UNITED RENTALS, INC.
EBITDA AND ADJUSTED EBITDA GAAP RECONCILIATION
(In millions)

EBITDA represents the sum of net income, provision for income taxes, interest expense, net, depreciation of rental equipment, and non-rental depreciation and amortization. Adjusted EBITDA represents EBITDA plus the sum of the merger related costs, restructuring charge, stock compensation expense, net, and the impact of the fair value mark-up of acquired RSC fleet. These items are excluded from adjusted EBITDA internally when evaluating our operating performance and allow investors to make a more meaningful comparison between our core business operating results over different periods of time, as well as with those of other similar companies. Management believes that EBITDA and adjusted EBITDA, when viewed with the Company’s results under GAAP and the accompanying reconciliation, provide useful information about operating performance and period-over-period growth, and provide additional information that is useful for evaluating the operating performance of our core business without regard to potential distortions. Additionally, management believes that EBITDA and adjusted EBITDA help investors gain an understanding of the factors and trends affecting our ongoing cash earnings, from which capital investments are made and debt is serviced. However, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. The table below provides a reconciliation between net income and EBITDA and adjusted EBITDA.

	Three Months Ended
	March 31,
	2015	2014
Net income	$115	$60
Provision for income taxes	67	34
Interest expense, net	121	125
Depreciation of rental equipment	235	217
Non-rental depreciation and amortization	69	60
EBITDA (A)	$607	$496
Merger related costs (1)	(27)	1
Restructuring charge (2)	1	1
Stock compensation expense, net (3)	14	12
Impact of the fair value mark-up of acquired RSC fleet (4)	7	9
Adjusted EBITDA (B)	$602	$519

A) Our EBITDA margin was 46.2% and 42.1% for the three months ended March 31, 2015 and 2014, respectively.
B) Our adjusted EBITDA margin was 45.8% and 44.1% for the three months ended March 31, 2015 and 2014, respectively.

(1)
Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition. The income for the three months ended March 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Primarily reflects branch closure charges associated with the RSC acquisition and our closed restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES
TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Three Months Ended
	March 31,
	2015	2014
Net cash provided by operating activities	$675	$508
Adjustments for items included in net cash provided by operating activities but excluded from the calculation of EBITDA:
Amortization of deferred financing costs and original issue discounts	(3)	(5)
Gain on sales of rental equipment	52	45
Gain on sales of non-rental equipment	2	1
Merger related costs (1)	27	(1)
Restructuring charge (2)	(1)	(1)
Stock compensation expense, net (3)	(14)	(12)
Loss on repurchase/redemption of debt securities and amendment of ABL facility	(2)	(11)
Changes in assets and liabilities	(185)	(121)
Cash paid for interest	91	84
Cash (received) paid for income taxes, net	(35)	9
EBITDA	$607	$496
Add back:
Merger related costs (1)	(27)	1
Restructuring charge (2)	1	1
Stock compensation expense, net (3)	14	12
Impact of the fair value mark-up of acquired RSC fleet (4)	7	9
Adjusted EBITDA	$602	$519

(1)
Reflects transaction costs associated with the 2012 RSC acquisition and the April 2014 National Pump acquisition. The income for the three months ended March 31, 2015 reflects a decline in the fair value of the contingent cash consideration component of the National Pump purchase price.

(2)	Primarily reflects branch closure charges associated with the RSC acquisition and our closed restructuring program.

(3)	Represents non-cash, share-based payments associated with the granting of equity instruments.

(4)	Reflects additional costs recorded in cost of rental equipment sales associated with the fair value mark-up of rental equipment acquired in the RSC acquisition and subsequently sold.

UNITED RENTALS, INC.
FREE CASH FLOW GAAP RECONCILIATION
(In millions)

We define free cash flow as (i) net cash provided by operating activities less (ii) purchases of rental and non-rental equipment plus (iii) proceeds from sales of rental and non-rental equipment. Management believes that free cash flow provides useful additional information concerning cash flow available to meet future debt service obligations and working capital requirements. However, free cash flow is not a measure of financial performance or liquidity under GAAP. Accordingly, free cash flow should not be considered an alternative to net income or cash flow from operating activities as an indicator of operating performance or liquidity. The table below provides a reconciliation between net cash provided by operating activities and free cash flow.

	Three Months Ended
	March 31,
	2015	2014
Net cash provided by operating activities	$675	$508
Purchases of rental equipment	(323)	(333)
Purchases of non-rental equipment	(22)	(18)
Proceeds from sales of rental equipment	116	110
Proceeds from sales of non-rental equipment	4	11
Free cash flow	$450	$278